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contact: Donald A. Nunemaker	5333 15th Ave. South, Seattle, WA 98108
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(415) 331-5281	www.stockvalues.com

NEWS RELEASE

WILLIS LEASE FINANCE TO AMEND YEAR 2000 FINANCIAL STATEMENTS

SAUSALITO, CA — July 14, 2003—Willis Lease Finance Corporation (Nasdaq: WLFC), a leading lessor of commercial jet engines, today announced it will restate its financial statements for year 2000 due to an error in accounting for the cost of an item of engine-related equipment sold during that year from its wholly-owned spare parts subsidiary, Willis Aeronautical Services, Inc. (“WASI”).  WASI was sold in November 2000 and was accounted for as a discontinued operation in the financial statements for the year ended December 31, 2000.

As a result of the accounting error, $1.0 million of cost was not properly assigned to an asset sold in September 2000.  Earlier in 2000, the asset was physically transferred from WLFC to WASI; however, due to the accounting error, the corresponding cost of the asset was not transferred to WASI’s balance sheet.  Subsequently, when the asset was sold by WASI out of its inventory, the cost of goods sold was understated by $1.0 million.  The Company is finalizing its tax calculations, but it is expected that the error will reduce net income for 2000 by approximately $650,000.  WLFC had previously reported net income of $7.8 million for the year.

“The error was discovered during the course of a review of uninstalled engine-related equipment during the second quarter of 2003,” said Charles F. Willis, President and CEO.  “We have instituted new procedures to increase the visibility of our uninstalled engine-related equipment to our operational and management team.  While the restatement is unfortunate, we believe it is appropriate to act decisively to address this matter.”

The company will be restating its previously issued financial statements to incorporate this change.  The company intends to file an amended Form 10-K for 2002 and an amended Form 10-Q for the first quarter of 2003 as promptly as practicable.  The amended filings will reflect the adjustment in the financial statements for 2000 and the related impact of that adjustment for subsequent periods, primarily on equipment held for operating lease, deferred taxes and shareholders’ equity.

About Willis Lease Finance

Willis Lease Finance Corporation leases spare commercial aircraft engines, rotable parts and aircraft to commercial airlines, aircraft engine manufacturers and overhaul/repair facilities.  These leasing activities are integrated with the purchase and resale of used and refurbished commercial aircraft engines.

Except for historical information contained herein, the matters discussed in this release contain forward-looking statements that involve risks and uncertainties.  Do not unduly rely on forward-looking statements.  They give the Company’s expectations about the future and are not guarantees.  Forward-looking statements speak only as of the date they are made, and the Company does not undertake any obligation to update them to reflect changes that occur after that date.  The Company’s actual results may differ materially from the results discussed in the forward-looking statements.  Factors that might cause such a difference include, but are not limited to, final accounting for prior quarter activity, final review by management and independent auditors of the financial statements to be restated, the ability of management to institute policy changes to achieve greater visibility of equipment inventory and accounting treatment thereof, and other risks detailed in the Company’s Report on Form 10-K and continuing reports filed with the Securities and Exchange Commission.

Note:  Transmitted on Business Wire at 5:04 p.m. on July 14, 2003